Exhibit 99.1

News Bulletin

For Further Information:
Richard P. Putnam
Investor Relations
(801) 817-1776

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

FRANKLINCOVEY ANNOUNCES
SEVENTH CONSECUTIVE QUARTER OF SIGNIFICANT
YEAR-OVER-YEAR OPERATING IMPROVEMENTS
AND THIRD QUARTER FISCAL 2004 RESULTS

Salt Lake City, Utah – July 13, 2004 – FranklinCovey (NYSE: FC) today announced its financial results for the fiscal third quarter ended May 29, 2004, seasonally, its slowest sales quarter. The Company reported an $11.1 million improvement in its operating results, reducing its loss from operations to $6.0 million for the third quarter of fiscal 2004 compared to an operating loss of $17.1 million for the comparable quarter of the prior year. This marks the seventh consecutive quarter of significant year-over-year improvements in the Company’s operating results. The Company’s financial results during the quarter were influenced primarily by the following as compared to the third quarter of last year: (1) a $4.1 million decline in sales resulting in a $3.0 million year-over-year decline in gross margin, (2) a $7.9 million reduction in selling, general and administrative (SG&A) costs, (3) a $5.0 million decline in depreciation and amortization expense, and (4) a $1.2 million reduction in loan loss reserves.

FranklinCovey also reported a $5.1 million net loss before preferred stock dividends ($0.37 per common share loss, after preferred stock dividends) for the quarter ended May 29, 2004, a $10.6 million improvement compared to a $15.7 million net loss before preferred stock dividends ($0.89 per common share loss, after preferred stock dividends) for the same quarter of the prior year.

For the first three quarters of fiscal 2004, the Company reported a $24.7 million improvement in operating results reducing its loss from operations to $7.2 million on revenues of $215.0 million compared to an operating loss of $31.9 million on revenues of $240.2 million for the first three quarters of last year. The Company reported a $23.7 million improvement in its net loss, reducing its net loss to $8.1 million before preferred stock dividends ($0.73 per common share loss after preferred stock dividends) for the first three quarters of fiscal 2004 compared to a $31.8 million loss before preferred stock dividends ($1.91 per common share loss after preferred stock dividends) for the first three quarters of fiscal 2003. The Company provided the following details underlying the continued improvement of operating and net results during the third quarter and first three quarters of fiscal 2004.

Revenues: Total sales for the third quarter of fiscal 2004 declined $4.1 million compared to last year’s third quarter, with closed stores and declines in sales of PDA’s and other technology devices accounting for more than 100% of the decrease. Sales from the Consumer Business Unit (CBU) for the quarter ended May 29, 2004, declined $4.0 million to $33.1 million compared to $37.2 million for the same quarter last year, reflecting the factors noted above. Retail store sales declined $5.2 million or 24% to $16.0 million during the quarter compared to $21.2 million for the same quarter of the prior year. Comparable store sales declined 15% during the quarter compared to the same quarter last year, primarily because of a 58% decline in technology device sales. There were 29 fewer domestic stores open during the quarter compared to the third quarter last year; these stores accounted for $2.4 million of sales in the third quarter of fiscal 2003. The retail store sales decline was attributed to the closing of certain retail stores this year, less foot traffic in the stores and a $2.8 million decline in PDA’s and related products sold during the quarter this year compared to the same quarter last year. After factoring out the effects of the closed stores and declines in sales of technology devices, retail sales stabilized. Catalog/eCommerce sales were $9.7 million compared to $9.8 million for the same quarter of last year. Other CBU sales were $7.4 million compared to $6.2 million for the same quarter last year. Sales of products through the office superstores and other third party retailers channel increased $1.2 million to partially offset the factors causing sales declines through the retail stores.

Organizational Solutions Business Unit (OSBU) sales held even for the third quarter of fiscal 2004 with $28.1 million compared to $28.2 million for the same quarter last year. International revenues increased by $3.0 million for the third quarter of fiscal 2004 compared to the same quarter last year offset domestic sales declines of $3.1 million. International sales increases were primarily due to increased sales in Japan, the United Kingdom, Canada and Mexico, increased royalties from licensees and favorable fluctuations in currency rates. The Company expects OSBU sales to improve as the general economy and hiring trends strengthen, corporate clients restore funding their training budgets, and the Company’s new offerings continue to gain traction.

Selling, general and administrative expenses: SG&A costs declined by $7.9 million or 18% for the quarter and $22.3 million for the first three quarters ended May 29, 2004, compared to last year. The improvements were primarily due to focused efforts to reduce the Company’s operating expenses and the lower costs associated with fewer retail stores. The Company closed 10 of its international retail stores during fiscal 2003 and had 29 fewer domestic retail stores open during its first three quarters of fiscal 2004. The Company also intends to close additional stores during the fourth quarter of fiscal 2004. These closures are comprised primarily of unprofitable stores and stores located in markets where the Company has multiple retail operations. The Company may also close additional retail store locations if future analysis demonstrates that operating performance may be improved through further retail store closures. With the annualized impact of implemented cost reductions and on-going cost-cutting initiatives, the Company expects the year-over-year decreases in SG&A to continue during the rest of fiscal 2004, even after including expected retail store closing costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the third quarter of fiscal 2004, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated and fewer store impairment charges for closed retail stores. The Company reported a decline of $5.0 million in D&A during the third quarter and $12.4 million during the first three quarters of fiscal 2004, compared to the respective periods of the prior year.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 140 retail stores, and www.franklincovey.com . Nearly 2,000 FranklinCovey associates provide professional services and products in 39 offices in 95 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, its ability to continue to reduce costs, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2003 10-K report and its subsequent quarterly 10-Q reports and interim 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	May 29, 2004	May 31, 2003	May 29, 2004	May 31, 2003

	(unaudited)		(unaudited)
Sales	$61,248	$65,380	$214,993	$240,216
Cost of sales	28,587	29,726	95,182	107,556

Gross margin	32,661	35,654	119,811	132,660
Selling, general and administrative	35,128	43,073	114,553	136,876
Provision for losses on management stock loans		1,210		3,680
Recovery of investment in unconsolidated subsidiary		(110)		(1,740)
Impairment of assets				872
Depreciation	2,509	7,532	9,322	21,513
Amortization	1,043	1,052	3,130	3,376

Loss from operations	(6,019)	(17,103)	(7,194)	(31,917)
Equity in losses of unconsolidated subsidiary				(128)
Interest income, net	58	92	118	386
Other expense				(172)

Loss before income taxes	(5,961)	(17,011)	(7,076)	(31,831)
Income tax benefit (provision)	812	1,270	(1,021)	46

Net loss	(5,149)	(15,741)	(8,097)	(31,785)
Preferred stock dividends	(2,184)	(2,184)	(6,551)	(6,551)

Net loss attributable to common shareholders	$(7,333)	$(17,925)	$(14,648)	$(38,336)

Net loss per share attributable to common shareholders	$(0.37)	$(0.89)	$(0.73)	$(1.91)
Weighted average common shares - basic and diluted	19,940	20,055	19,947	20,038
Sales Detail:
Retail Stores	$16,005	$21,159	$71,341	$89,695
Catalog / e-commerce	9,685	9,804	44,162	46,022
Other	7,449	6,202	18,796	17,548

Total Consumer Business Unit	33,139	37,165	134,299	153,265
Organizational Solutions Group	15,862	18,993	42,920	56,001
International	12,247	9,222	37,774	30,950

Total Organizations Business Unit	28,109	28,215	80,694	86,951
Total	$61,248	$65,380	$214,993	$240,216